NEWS RELEASE

For Immediate Release

Contact: Larry W. Sayre
         Vice President-Finance & CFO
         (620) 663-5551
         larry.sayre@collinsind.com

                    COLLINS ANNOUNCES PRELIMINARY RESULTS OF
                       MODIFIED DUTCH AUCTION TENDER OFFER

Hutchinson, Kansas, November 24, 2003 - Collins Industries, Inc. (the "Company")
(NASDAQ: COLL) today announced the preliminary results of its modified Dutch auction tender offer, which expired on November 21, 2003 at 5:00 p.m. Eastern time. Based on a preliminary count by the depositary for the tender offer,
1,050,633 shares of common stock were properly tendered at or below $4.50 per share and not withdrawn. The Company expects the purchase price to be $4.50 per share. The actual price per share and number of shares to be purchased are subject to final verification by the depositary and the proper delivery of all shares tendered and not properly withdrawn (including shares tendered pursuant to guaranteed delivery procedures). Final details will be announced following completion of the verification process. The Company expects that payment of all shares purchased will be made on or about December 1, 2003. Payment for all shares purchased will be made promptly following verification.

The Company commenced the tender offer on October 10, 2003. Under the terms of the tender offer, the Company offered to purchase up to 1,100,000 shares of its common stock within a price range of $3.60 per share to $4.50 per share. Based on the preliminary results, the value of the 1,050,633 shares to be purchased will be approximately $4.73 million. The preliminary number of shares to be purchased represents approximately 14.5% of the Company's 7,247,865 shares of common stock outstanding on November 21, 2003. After giving effect to the tender offer, the Company will have 6,197,232 common shares outstanding.

The information agent and depositary for the modified Dutch auction tender offer was Mellon Investor Services LLC.

The foregoing material may contain forward-looking statements. Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words
"anticipates," "estimates," "expects," "intends," "plans," "predicts," and similar expressions. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place

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undue reliance on any forward-looking statements. Collins Industries, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Collins Industries, Inc. is North America's largest manufacturer of ambulances
(including medical attack vehicles, rescue vehicles and fire emergency vehicles), North America's largest producer of Type "A" small school buses, the nation's second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 900 employees in six plants comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

For more information on Collins Industries, Inc., visit Collins Industries,
Inc.'s web site at http://www.collinsind.com.